                                                              EXHIBIT 99.d(xiii)

                              AMENDMENT NUMBER 4 TO
                        INVESTMENT SUB-ADVISORY AGREEMENT

      The Investment Sub-Advisory Agreement between Hartford Investment Financial Services Company and Wellington Management Company, LLP ("Wellington Management") dated March 3, 1997, as amended (the "Agreement") is hereby amended to include The Hartford Global Health Fund and The Hartford Global Technology Fund (the "New Funds") as two new Portfolios. All provisions in the Agreement shall apply to the New Funds except as stated below.

      The sub-advisory fee for the New Funds shall be accrued daily and paid quarterly, based upon the following annual rates and upon the calculated daily net asset value of each New Fund:

         Net Asset Value                                      Annual Rate
         ---------------                                      -----------
         First $100,000,000                                       .45%
         Next $400,000,000                                        .35%
         Amount Over $500,000,000                                 .30%

      Wellington Management will waive sub-advisory fees on the first $50 million of assets (excluding seed money) for each New Fund.

      This amended Agreement is effective for a period of two years from the date hereof and shall continue in effect thereafter in accordance with the provisions of Section 9 of the Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed on the 28 day of April, 2000.

                                HARTFORD INVESTMENT FINANCIAL SERVICES COMPANY

                                By: /s/ David M. Znamierowski
                                   --------------------------------------------
                                      David M. Znamierowski
                                      Senior Vice President, Investments


                                WELLINGTON MANAGEMENT COMPANY, LLP

                                By: /s/ Duncan M. McFarland
                                   --------------------------------------------
                                      Duncan M. McFarland
                                      President and Chief Executive Officer